                                                             Exhibit (10)(a)

                     SUNDSTRAND CORPORATION
                        Corporate offices
                      4949 Harrison Avenue
                          P.O. Box 7003
                  Rockford, Illinois 61125-7003
                      Phone (815) 226-6000
                          TWX 910-4255
                          Telex 25-7440


                                      August 7, 1996


Mr. James F. Ricketts
1922 Riverside Road
Belvidere, IL  61008

Dear Jim:

       The purpose of this letter agreement is to set forth terms and conditions under which you will resign your employment with Sundstrand Corporation ("Sundstrand") and the Company, effective as of the earliest of (a) December 31, 1996, (b) the date of your acceptance of employment with another employer, or (c) such other date as you determine to be effective 14 days after written notice to the Secretary of the Company (the "Resignation Date"). When used in this letter agreement, "Company" shall include Sundstrand and all of the subsidiary companies owned or controlled by Sundstrand, as well as any business entity in which Sundstrand has an equity interest. Your signing below will indicate your agreement with the provisions of this letter agreement, which supersedes all prior negotiations, understandings and agreements and constitutes the entire agreement between Sundstrand and you, with both parties intending to be legally bound and acknowledging that modifications hereto may be made only in writing.

       Until the Resignation Date you will remain on Sundstrand's payroll, with participation in all benefit plans and programs in which you currently participate, but subject to modifications effective to any such plan or program which apply to all participants in the plans. In the event the Resignation Date precedes December 31, 1996, Sundstrand will pay you, within 10 days after the Resignation Date and in a lump sum, an amount equal to your salary for the period from the Resignation Date through December 31, 1996. You will receive a bonus payment pursuant to the Officer Incentive Compensation Plan for the year 1996 as though you were employed through December 31, 1996, computed and paid in accordance with the provisions of the plan. Such payment shall be made at the same time as bonuses are paid to officers participating in the plan, but in no event prior to February 28, 1997, or later than March 15, 1997. It is recognized that, in the performance of your duties, you will be gone from time to time to seek other employment.

James F. Ricketts
August 7, 1996
Page 2



       All options under the Sundstrand Corporation Stock Incentive Plan (the "Stock Plan") that are not exercisable as of the Resignation Date will be made exercisable as of such date and will remain exercisable for a period of one year thereafter. As of the date of this letter agreement, you have options for 19,000 shares of Sundstrand common stock, of which 5,000 options are currently exercisable. Unless the Resignation Date occurs earlier, 2,250 options will become exercisable on November 15, 1996, and 2,500 will become exercisable on December 1, 1996. Any options which became exercisable prior to the Resignation Date will not have the exercise period affected by the Resignation Date.

       You currently own 4,000 restricted shares of Sundstrand common stock under the Stock Plan and 8,700 restricted shares under the 1989 Restricted Stock Plan. None of these restricted shares is scheduled to vest from the date of this letter agreement through December 31, 1996. Sundstrand will repurchase all these restricted shares (the "Restricted Shares") at the price you paid for them ($.25 per share). Additionally, Sundstrand will pay you, subject to the provisions of the following paragraph, the "Value of the Restricted Shares", which shall be determined by multiplying the number of the Restricted Shares by the average of the closing prices on the New York Stock Exchange of one share of Sundstrand common stock during the 30 calendar-day period preceding the Resignation Date, less the $.25 per share paid you pursuant to the preceding sentence.

       Within 10 days following the Resignation Date, Sundstrand shall determine whether there is any deficiency in the amount of the collateral you have provided for your loan under the Elected Officers' Loan Program (the "Loan Program"). In determining whether a deficiency exists, Sundstrand shall take into consideration the average of two appraisals which you obtain, at your discretion, at least 10 days but not more than 20 days prior to the Resignation Date from reliable appraisal experts of residential property in the areas of the city of Rockford and Winnebago, Boone and McHenry Counties (the "Appraisers"). The Appraisers engaged will be subject to Sundstrand's advance approval, which approval will not be unreasonably withheld. The Appraisers shall determine the reasonable market value, as of the Resignation Date, of your Boone County residence which is part of the collateral you have provided for your loan under the Loan Program (which market value may not exceed the greater of the price at which it is presently listed for sale or its then listed price). If having considered the average of the appraisals, less the customary real estate commission in Boone County, the Executive Vice President and Chief Financial Officer of Sundstrand determines that the collateral for your loan under the Loan Program is deficient, the amount of any deficiency so

James F. Ricketts
August 7, 1996
Page 3



determined will be withheld from the amount due you as the Value of the Restricted Shares and shall be applied to pay down your loan under the Loan Program so that your collateral will then be sufficient for the remaining loan balance. If your Boone County residence is sold before your Resignation Date, you agree to apply the net proceeds to the repayment of your loan and, following such repayment if the Executive Vice President and Chief Financial Officer of Sundstrand determines there is a deficiency in the collateral for the remaining loan balance, Sundstrand agrees to accept as collateral an interest in the Restricted Shares equal in amount to the deficiency of the collateral. Payment of the Value of the Restricted Shares, plus the $.25 per share repurchase price, less the amount of any Loan Program collateral deficiency, will be paid to you in cash within ten days after Sundstrand's determination following the Resignation Date of such deficiency, if any. You agree that, upon the sale of your Boone County residence, before or after the Resignation Date, the net proceeds from such sale will be applied to the repayment of your loan under the Loan Program, unless prior to such sale you have repaid such loan. You further agree that, upon the later of your Resignation Date or the sale of your Boone County residence, you will fully liquidate your outstanding loan balance under the Loan Program.

       Following the Resignation Date and pursuant to the Federal law commonly known as "COBRA", you will receive a notice announcing your right to elect continued coverage for yourself and your eligible dependent under Sundstrand's medical plan for active employees. In the event you elect to continue the coverage, Sundstrand will charge you the active employee premium rate for the level of coverage you elect until the first to occur of the date (a) that is 18 months following the Resignation Date,
(b) on which you are covered under comparable coverage from another employer, or (c) as of which you rescind your coverage election and/or cease premium payment. It is further understood that if such coverage shall cease because of the operation of clause "(a)" in the preceding sentence, you will have 6 months thereafter of COBRA continuation at the regular COBRA premium for the level of coverage you elect, such coverage to continue until the first to occur of (x) the expiration of such 6-month period,
(y) the date on which you are covered under comparable coverage from another employer, or (z) the date as of which you rescind your coverage election and/or cease paying the premium.

       In the event you have not secured other employment by February 1, 1997, you and your spouse may arrange through Sundstrand to have a physical examination performed at a medical facility generally used by Sundstrand's elected officers for such purpose; provided that you must notify Sundstrand of your desire to have such medical examination by no later than February 28, 1997, and such

James F. Ricketts
August 7, 1996
Page 4



medical examination must be completed by no later than April 30, 1997. The examination must be scheduled by Sundstrand in order for its cost to be paid by Sundstrand, and the examination that will be ordered for you and your spouse will be that which is otherwise provided to an elected officer and spouse with age and medical histories similar to those of yourself and your spouse. Sundstrand will pay expenses attendant to this physical examination except those related to transportation to and lodging at the site of the examination, which expenses shall be borne by you.

     But for the fact that your Resignation Date will occur prior to February 28, 1997, you would on that date have become vested in a (1) deferred retirement benefit under the Sundstrand Corporation Retirement Plan-Aerospace (the "Aerospace Plan"), (2) a supplemental pension benefit from the non-tax-qualified Sundstrand Corporation Supplemental Retirement Plan ((1) and
(2)collectively, "Pension Plan"), and (3) a Sundstrand matching contribution under its 401(k) program. In order that you may vest in and have a nonforfeitable right to these benefits, Sundstrand will consider you as reinstated to employment whether or not you are physically capable of employment on February 28, 1997, and terminate your employment the same day. This day of reinstatement will give rise to no other compensation or benefit eligibility, its sole purpose being to allow your vesting in Pension Plan benefits and the matching contribution under the 401(k) program. Only for purposes of applying the Aerospace Plan's early retirement reduction factors in lieu of actuarial factors in the calculation of your total Pension Plan benefit will your resignation be treated as a layoff due to corporate restructuring. Consequently, Section 6.5 of the Aerospace Plan will apply to the calculation of your benefit, and the benefit will be calculated in accordance with the table contained in
Section 4.2 of the Aerospace Plan as such Section is in effect on July 22, 1996. Deeming your resignation to be a layoff for the sole purpose expressed in this paragraph will give rise to no other benefit or entitlement normally available to laidoff employees under any Sundstrand plan, policy or practice.

       From the effective date of this agreement until the earlier of December 31, 1996, or the date you secure other employment, Sundstrand will cover the expenses of an outplacement counselor of your selection, up to a maximum of $7,500. You should instruct the selected counselor to bill Sundstrand directly for the performance of such services. Such billing shall be kept in confidentiality by Sundstrand and reasonable efforts will be taken by Sundstrand to ensure privacy in this matter. All other expenses attendant to your obtaining other employment are your sole responsibility.

James F. Ricketts
August 7, 1996
Page 5



       If requested by you, Sundstrand will provide a favorable letter of recommendation to a prospective employer from the current Chief Financial Officer or the current Chairman of the Board of Sundstrand.

       Your deferred compensation will continue to be paid in accordance with the terms of the deferral, and those terms will not be changed with respect to you.

       You acknowledge that the payment of taxes with respect to any payments or benefits provided by Sundstrand is your sole responsibility, whether or not income taxes are withheld by Sundstrand, and you agree to hold Sundstrand harmless from any obligation in connection therewith.

       You acknowledge that you are an officer of Sundstrand and several of the Companies and (a) are privy to and have knowledge of trade secrets and other Confidential Information (defined below), and (b) have occupied a position of trust and confidence with respect to the Company's business and Confidential Information. For purposes of this letter agreement, "Confidential Information" shall mean trade secrets and information regarding all aspects relative to the financial affairs and financial projections of the Company, existing and proposed products, processes, techniques, know-how, programs, costs, margins and pricing structures, business plans, market analyses and marketing plans, sales figures and customer relationships, customer lists, and any other information regarding the Company not generally known or a matter of public knowledge or available from other sources without restrictions and not bound to any obligation of confidentiality to the Company. You agree that from and after the date hereof you will not, without the written consent of Sundstrand's Chief Executive Officer, disclose to others any trade secrets or other Confidential Information of which you have knowledge. The foregoing notwithstanding, you agree at all times to comply with the terms and conditions of that certain "Employee Patent and Confidential Information Agreement" executed by you on or about your date of hire, February 28, 1992. You also agree immediately to turn over, at the Resignation Date, to Sundstrand all copies of documents and other written, printed or graphic matter and computer materials in your possession or control that relate to the Company's business.

       You agree not to divulge or to disclose, without the prior written permission from Sundstrand's Chief Executive Officer, at any time in the future any information concerning the terms of this letter agreement unless required by court process or order of court or otherwise required by law. Sundstrand will share the terms of this letter agreement only with those individuals who have a need to

James F. Ricketts
August 7, 1996
Page 6



know or as required by law in order to maintain your privacy. In view of the positions you held with the Company, you agree not to engage in any conduct harmful to the Company or its employees or businesses and not to publish or otherwise make any statement which is critical of the Company, its employees, businesses or products.

       You hereby unconditionally release and forever discharge the Company, its directors, officers, employees and agents, and their respective predecessors, successors, heirs, personal representatives and assigns, from any and all actions, claims, rights, lawsuits, damages and expenses (including attorneys' fees) of any kind, known or unknown, fixed or contingent, liquidated or unliquidated, in law or in equity, which you or your heirs or personal representatives now or in the future may have, or have ever had, arising from your employment and other relationships with the Company, except for a breach of this agreement by Sundstrand. This includes a waiver of any claim you may have under local, state or federal law, including but not limited to the Illinois Human Rights Law, the Civil Rights Act of 1964, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Consolidated Omnibus Budget Reconciliation Act of 1985 (in connection with your waiver of any right you may have to receive a COBRA notice, in regard to your limited reinstatement on February 28, 1997), and the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act , in each case as amended, and the Illinois doctrines of defamation, libel, slander, invasion of privacy, intentional infliction of emotional distress, interference with contractual relations, retaliatory discharge, employment contracts, wrongful discharge, implied contracts or implied covenants of good faith, fair dealing, any other statute, authority or law and all other civil rights, human rights and anti-discrimination statutes, codes, executive orders, regulations, rules, and ordinances. You agree not to sue the Company or any of the other released entities or persons with respect to claims covered by the foregoing release.

       You hereby acknowledge and agree that, in the event of a material breach of this letter agreement by you, damages constitute an inadequate remedy at law and that the Company shall be entitled to specific performance of the terms of this letter agreement, attorneys' fees and/or injunctive relief. This letter agreement shall be construed in accordance with the laws of the State of Illinois (other than its conflicts of laws principles) applicable to contracts made and to be performed entirely within Illinois, and you and Sundstrand agree that Illinois shall have exclusive personal jurisdiction over both parties in any lawsuit with respect to this letter agreement or your employment and other relationships with the Company,

James F. Ricketts
August 7, 1996
Page 7



and venue for any such suit shall lie in any state or federal court in the City of Rockford, Illinois.

       You acknowledge and agree that you would not otherwise be entitled to receive from Sundstrand the consideration set forth in the second through ninth paragraphs of this letter agreement, but for the agreement of Sundstrand herein to provide such consideration. In the event that the release provisions of this letter agreement are found by a court and/or agency of competent jurisdiction to be invalid or unenforceable because of action taken by you, you agree that you will return to Sundstrand all consideration and the value of the other benefits provided to you pursuant to the provisions of this letter agreement.

       As to your release and waiver of rights under the Age Discrimination in Employment Act, you acknowledge that you are hereby advised to consult with an attorney prior to executing this release and have been given a period of 21 days within which to consider its terms. You further acknowledge being informed that for a period of 7 days following your execution of this letter agreement, you have the right to revoke said document and that it shall not become effective or enforceable until such revocation period has expired.

                                      Very truly yours,

                                      SUNDSTRAND CORPORATION

                                      /s/ Richard M. Schilling

                                      Richard M. Schilling
                                      Vice President and General
                                      Counsel and Secretary


I have read and agree to the terms and conditions stated above.



Date:  August 12, 1996                 /s/ James F. Ricketts
      __________________               _________________________
                                       James F. Ricketts